EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 08/03/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	0.92%	-0.04%	2.11%
Class B Units	0.91%	-0.05%	1.59%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED AUGUST 3, 2007

The Grant Park Futures Fund recorded trading gains over the past week.  Positions in the currencies and interest rates accounted for the bulk of profits; losses came mainly from the energy and stock index sectors.

Currency positions posted profits as the euro and British pound gained back some ground against the U.S. dollar.  The dollar retreated against some of its major trading partners after it was reported that the U.S. economy had added 92,000 jobs during April, considerably less than the 127,000 that economists had estimated.  A report showing a drop of activity in the U.S. service sector also influenced the dollar lower, resulting in gains from short positions in the dollar index.

Long positions in the fixed income markets reported gains after the U.S. employment report pushed prices for U.S. Treasury instruments higher.  Analysts also suggested that investors continued to buy Treasury instruments because of uncertainty as to what effect the recent squeeze on credit will have on the growth of the U.S. economy.  Long positions in the Japanese Government Bond market gained ground as buyers continued to purchase government-backed securities to protect themselves from falling equities prices.

Energy prices settled the week at lower levels, resulting in losses for long positions in the sector.  Despite touching a new high of $78.77 per barrel, September crude on the NYMEX settled $1.54 lower at $75.48 as analysts suggested that traders holding long positions moved to take profits after the new high was established.  Heating oil prices also closed lower for the week.

Lastly, long positions in the equity sector lost ground after a volatile weekly session.  Continued worries over the condition of the sub-prime mortgage market dominated equity markets, sending the NASDAQ-100 and S&P Composite Index lower despite reports of positive earnings.  The Tokyo Nikkei also closed lower, adding to losses.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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